EXHIBIT H



            Form of Notice of Proposed Transactions



SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-       ; 70-     )

Filings  Under  the Public Utility Holding Company  Act  of  1935
("Act")
ENTERGY POWER UK plc ("EPUK")
NOTICE  OF  PROPOSAL TO ISSUE AND SELL UP TO US $500  MILLION  OF
PREFERRED SECURITIES OF A SUBSIDIARY OF EPUK ("ENTITY INTERESTS")

July 18, 1997


           Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

           Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by August __, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


Entergy Power UK plc  (70-    )

           Entergy Power UK plc ("EPUK"), Templar House, 81-87 High Holborn, London WC1V 6NU England, a subsidiary of Entergy Corporation ("Entergy"), a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12 of the Act and Rule 45 thereunder.

           EPUK proposes to organize either a special purpose limited partnership or a statutory business trust (the "Issuing Entity") for the purpose of issuing, from time to time through
December 31, 2000, one or more series of preferred securities (the "Entity Interests"), in an aggregate principal amount not to exceed US $500 million (or the pound sterling equivalent). In connection with the issuance of such Entity Interests, EPUK will issue to the Issuing Entity, and the Issuing Entity will acquire from EPUK, one or more series of junior subordinated debentures or capital interests (the "Subordinated Securities"). The distribution rates, payment dates, redemption, maturity, if any, and other terms applicable to each series of Entity Interests will be substantially identical to the interest rates, payment dates, redemption, maturity and other terms applicable to the Subordinated Securities relating thereto, and will be determined by EPUK at the time of issuance. The interest paid by EPUK on the Subordinated Securities will constitute the only source of income for the Issuing Entity and will be used by the Issuing Entity to pay monthly, quarterly or semi-annual distributions (as determined at the time of the sale of each series) on the Entity Interests.

           EPUK may also enter into a guaranty pursuant to which it will unconditionally guarantee (i) payment of distributions on the Entity Interests, if and to the extent the Issuing Entity has funds legally available therefor, (ii) payments to the holders of Entity Interests of certain amounts due upon liquidation of the Issuing Entity or redemption of the Entity Interests, and (iii) certain additional "gross up" amounts that may be payable in respect of the Entity Interests, as described in the Application-Declaration.

           EPUK proposes to use the net proceeds derived from the issuance and sale of Entity Interests for general corporate purposes, including, but not limited to, the repayment of a portion of the credit facility used to finance the acquisition of London Electricity. One or more indirect subsidiaries of Entergy formed to hold, with EPUK, London Electricity, may, in connection with such repayment, become co-maker of or jointly and severally obligated to make payments on such credit facility.

           EPUK states that it presently contemplates selling the Entity Interests either by competitive bidding, negotiated public offering or private placement.

           For  the  Commission,  by the Division  of  Investment
Management, pursuant to delegated authority.


                                        Jonathan G. Katz
                                        Secretary